Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan, the 1999 Employee Stock Purchase Plan, the 2000 International Stock Option Plan and the 2000 Non-Officer Stock Option Plan of Maxygen, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of Maxygen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Maxygen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maxygen, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 14, 2005